Exhibit 10.8
CHANGE OF CONTROL AGREEMENT
OCEANEERING INTERNATIONAL, INC.
First Amendment
          WHEREAS, Oceaneering International, Inc., a Delaware corporation (the “Company”), entered into a Change of Control Agreement with John R. Huff (the “Executive”) dated as of August 15, 2001 (the “Agreement”); and
          WHEREAS, the Company and the Executive desire to amend the Agreement to provide for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
          WHEREAS, Section 11 of the Agreement provides that the Agreement may be modified only by a written instrument executed by both parties hereto;
          NOW, THEREFORE, effective as of the close of business on December 31, 2008, the parties agree to amend the Agreement as set forth below:
     1. The first sentence of Section 3(a) is hereby amended to read as follows:
“Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits in the nature of compensation to be paid or provided to you or on your behalf, pursuant to the terms of this Agreement or otherwise, which are considered to be ‘parachute payments’ within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the ‘Code’), when added to any other such ‘parachute payments’ received by you in connection with a Change of Control, whether pursuant to the terms of this Agreement or otherwise, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Section 4999 of the Code, the Company shall pay to you an additional amount (hereinafter referred to as the ‘Excise Tax Premium’).”
     2. Section 6 is hereby amended to read as follows:
“The Company shall reimburse you for all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.
You shall submit all invoices for such costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred. The Company shall reimburse you for such costs within 14 days of receipt of such invoices.”
     3. The Agreement is hereby amended by adding the following Section 13 to the end thereof which shall read as follows:
     “13. Section 409A.
(a) You shall have no right to specify the calendar year during which any payment hereunder shall be made.
(b) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of an in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in the Agreement, you agree that you shall submit reimbursable expenses to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.
(c) An entitlement to a series of payments under this Agreement will be treated as an entitlement to a series of separate payments.”
     4. The definition of “Market Value” in Annex I is hereby amended by adding the following sentence thereto:
“With respect to grants or determinations made on and after January 1, 2009, ‘Market Value’ means, as of a particular date, (i) if Shares are listed or quoted on a national securities exchange, the closing price per Share reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if Shares are not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.”
     5. Subsection (c)(iii) of the definition of “Severance Package” in Annex I is hereby amended to read as follows:
“Performance Units, Restricted Stock Units, and any shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied at the maximum level (provided that such awards had not theretofore been forfeited);”
          IN WITNESS WHEREOF, Oceaneering International, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 15th day of December, 2008, but effective as of the close of business on December 31, 2008.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ Harris J. Pappas
Harris J. Pappas, Chairman
Compensation Committee of the Board of Directors

Agreed to on the 15th day of
December, 2008:

By:	/s/ John R. Huff
John R. Huff